Exhibit 99.1

FOR IMMEDIATE RELEASE
BankFinancial Corporation Reports Financial Results for the First Quarter 2019 and
Will Host Conference Call and Webcast on Thursday, April 18, 2019
Burr Ridge, Illinois - (April 16, 2019) BankFinancial Corporation (Nasdaq - BFIN) (the “Company”) announced today that the Company reported net income of $3.6 million, or $0.22 per common share, for the three months ended March 31, 2019, compared to net income of $3.6 million, or $0.20 per common share, for the three months ended March 31, 2018.
For the first quarter of 2019, multifamily residential real estate loans increased by $14.5 million (2.3%), compared to December 31, 2018. Commercial and industrial loans decreased by $15.1 million (8.1%) due to reduced line utilization by commercial equipment lessors, and commercial leases decreased by $9.6 million (3.2%), primarily due to the planned reduction of lower-yielding investment-grade lease balances. Residential and commercial real estate loan balances declined due to portfolio amortization and prepayments.
The Company’s asset quality remained favorable. The ratio of nonperforming loans to total loans was 0.11% and the ratio of non-performing assets to total assets was 0.15% at March 31, 2019. Non-performing commercial-related loans represented 0.05% of total commercial-related loans.
We took various steps to emphasize the origination of retail certificates of deposit because they align with our current interest rate risk management strategies better than retail money market accounts. As a result, retail certificate of deposit accounts increased by $9.2 million (2.8%) compared to December 31, 2018 and retail money market deposit accounts declined by $7.3 million (2.8%). The decline in retail money market accounts was also partially attributable to retail money market accounts balance transfers to our Trust Department. Total wholesale deposits and borrowings declined by $18.6 million (14.6%) during the first quarter of 2019.
The average yield on our loan and lease portfolio at March 31, 2019 was 4.77%, compared to an average loan and lease portfolio yield of 4.59% at December 31, 2018. The average yield on our securities portfolio was 2.67% at March 31, 2019, compared to an average yield of 2.38% at December 31, 2018. The average cost of retail and commercial deposits increased to 1.08% at March 31, 2019, compared to an average cost of 0.97% at December 31, 2018. The average cost of wholesale deposits and borrowings increased to 2.29% at March 31, 2019, compared to an average cost of 2.09% at December 31, 2018. Our net interest margin expanded to 3.35% for the quarter ended March 31, 2019, compared to 3.24% for the quarter ended December 31, 2018.
Deposit services income continued to decrease due to reduced card services activity, and loan fee income decreased due to reduced line utilization. Trust income declined slightly due to changes in the relative mix of fee-based products. We realized a $295,000 gain on sale of the Bank’s remaining investment in VISA class B common shares.
Non-interest expense declined in part due to reduced total accruals for contract or severance payments; however, we recorded an additional $250,000 of compensation expense in the first quarter of 2019 related to organizational changes focused on reducing compensation levels for the remainder of 2019 and future years.
The Company’s capital position remained strong with a Tier 1 leverage ratio of 11.13%. During the first quarter of 2019, we repurchased 837,015 common shares, which represented 5.1% of the common shares outstanding at December 31, 2018.
“Our financial results for the first quarter of 2019 reflect continued stability in earnings and effective risk management. We look forward to renewed growth in the loan and deposit portfolios, and further enhancements to earnings and operating efficiency during the remainder of 2019.” said F. Morgan Gasior, the Chairman and CEO of the Company.
The Company’s Quarterly Financial and Statistical Supplement will be available today on BankFinancial's website, www.bankfinancial.com on the “Stockholder Information” page, and through the EDGAR database on the SEC's website, www.sec.gov. The Quarterly Financial and Statistical Supplement includes comparative GAAP and non-GAAP performance data and financial measures for the most recent five quarters.
BankFinancial's management will review first quarter 2019 results in a conference call and webcast for stockholders and analysts on Thursday, April 18, 2019 at 9:30 a.m. Chicago, Illinois Time. The conference call may be accessed by calling (844) 413-1780 using participant passcode 6528486. The conference call will be simultaneously webcast at www.bankfinancial.com,

“Investor Relations” page. For those unable to participate in the conference call, the webcast will be archived through Thursday, May 2, 2019 on our website.
BankFinancial Corporation is the holding company for BankFinancial, NA, a national bank providing financial services to individuals, families and businesses through 19 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois and to selected commercial loan and deposit customers on a regional or national basis. BankFinancial Corporation's common stock trades on the Nasdaq Global Select Market under the symbol BFIN. Additional information may be found at the company's website, www.bankfinancial.com.
This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC, as supplemented by subsequent filings with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Finance BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams President – Marketing & Sales BankFinancial, NA Telephone: 630-242-7234